Exhibit 99.10

Indianapolis Airport Authority ● Indianapolis International Airport managed by BAA Indianapolis LLC

Patrick F. Dooley	2500 S. High School Road
Airport Director	Indianapolis, IN 46241-4941
(317) 487-9594
www.indianapolisairport.com

March 6, 2007

Mr. Robert Fernaro

President & Chief Operating Officer

AirTran Airways

9955 AirTran Boulevard

Orlando, FL 32827

Dear Mr. Fernaro:

We’re pleased to recognize and support the continued growth of AirTran Airways at Indianapolis International Airport (IND). Not only has the growth of your organization been exceptional, but you continue to exceed the original commitment you made to IND with the addition of new service on routes important to our leisure and business traveler. AirTran’s impact on the Indianapolis market is demonstrated in many ways.

When AirTran entered the IND market in April of 2005, you launched three daily departures to two nonstop destinations. In less than two years, you have grown to 16 daily departures serving eight nonstop markets.

As a result, the brand recognition in Indianapolis for AirTran Airways is strong — the options to fly coach or business class on every flight; affordable fares; numerous nonstop options; flight times that fit our customer schedules, and outstanding service make AirTran Airways a favorite in our community.

Among your accomplishments:

•	For passenger market share, AirTran is fifth of 11 carriers at IND. January 2007 enplanements increased 46 percent compared to the same time last year.†

•

AirTran’s load factors were up five points between November 2006 and November 2005. Your average daily operations grew 286 percent between April 2005 and March 2007. Seat capacity increased 338 percent during that same timeframe, with available seat miles per week growing more than 530

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percent. Comparing second quarter 2006 to the same period in 2005, AirTran’s average daily revenue grew by 185 percent .‡

Coupled with this amazing growth is your commitment to the city of Indianapolis itself. Your partnership with Super Bowl champion Peyton Manning, one of the nation’s favorite quarterbacks, and Indianapolis 500 racing legend Mario Andretti, to name just a few, continue to enable AirTran to build awareness in this market.

Sponsorship of the Indianapolis Jazz Festival, support for the Make-A-Wish Foundation, use of IND as a base for airlifting supplies to hurricane-ravaged Gulf Coast regions, and generous charitable giving are all tangible examples of AirTran’s dedication to the cultural and physical well-being of thousands of Americans.

I am grateful for your generosity and applaud your continued pursuit of industry excellence. I thank you for your continued commitment to Indianapolis International Airport and the City of Indianapolis!

Regards,

Patrick F. Dooley Airport Director

Cc:	Kevin P. Healey, AirTran Airways

Judy Graham-Weaver, AirTran Airways

Kirk W. Lovell, IND

Mayor Bart Peterson

Lacy Johnson, IAA Board President

†	Source: IND Airline Activity Report

‡	Source: APGDat

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